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                                                                   EXHIBIT 10.07

                               EQUITY AGREEMENT

This agreement is made on May 27, 1996, between Insync Systems, Inc., a California Corporation ("INSYNC") and Stanley Leopard, C.E.O. of Insync Systems, Inc. ("Leopard").

1.   RECITALS
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INSYNC and Leopard desire to enter into a binding agreement to be co-investors in the purchase of one full-use Membership at Palo Alto Hills Golf and Country Club ("Membership") under the terms and conditions set forth herein.

In consideration of the mutual promises set forth below in the body of this agreement, INSYNC and Leopard agree as follows:

2.   TERMS
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     a.   Both INSYNC and Leopard will each pay fifty percent (50%) of the total
          Membership purchase price of $100,000, including sales or other taxes (if any), and exclusive of periodic fees and/or dues.

     b. Both INSYNC and Leopard will each acquire a fifty percent (50%) equity interest in the Membership, which shall be issued in Leopard's name; however, for so long as both Parties continue to own their respective fifty percent (50%) equity interest in the Membership, Leopard shall have the sole and exclusive right to the use and enjoyment of the Membership privileges, and INSYNC shall have an equity interest only with no right to the use and enjoyment of the Membership privileges.

     c. Leopard shall be responsible for the payment of all periodic fees, dues, and/or costs resulting from or attributable to the ownership or use of the Membership, including but not limited to monthly dues, use fees and taxes.

3.   TERMINATION
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Equity ownership in the Membership by both parties shall be retained until one of the following events occurs:

     a. In the event that Leopard desires to sell or otherwise transfer any portion of his equity interest in the Membership, the entire, undivided Membership shall be sold to the first bona-fide offeror willing and able to pay current market value for the Membership. Leopard shall be responsible for administering and effectuating the sale, as well as collecting the proceeds of the sale, and remitting to INSYNC its pro-rata share of the proceeds.

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     b.   In the event that Leopard's employment with INSYNC terminates for any reason, voluntarily or involuntarily, Leopard shall have the right, at his option, to purchase INSYNC's equity interest in the Membership for a period of ninety (90) days following his termination date. Should Leopard exercise this right of first refusal, the price for the purchase of INSYNC's equity interest will be at the higher of INSYNC's cost less any transaction fees or current market value (net of transaction fees). If Leopard declines to exercise his right of first refusal to purchase INSYNC's equity interest within ninety (90) days of his termination, the entire, undivided Membership shall be sold to the first bona-fide offeror willing and able to pay current market value for the Membership. Leopard shall be responsible for administering and effectuating the sale, as well as collecting proceeds of the sale, and remitting to INSYNC its pro-rata share of the proceeds.

     c. Any sale of the entire Membership, or either Party's equity in the same, shall be at the current market value of the Membership or equity in the Membership as of the date of the sale. "Current market value" shall be determined as follows, in the following order:

          1. The Parties shall first attempt to ascertain the sale price of comparable PAH Country Club memberships sold within the previous ninety (90) days, and "current market value" shall be the most recent sale price between a willing buyer and seller, less transfer fees at the Club's then current rate;

          2. If no such sales occurred within the previous ninety (90) days, or if the Parties are not able to ascertain the sale price(s), then the Parties shall attempt in good faith to reach a mutual agreement on the "current market value" to be used;

          3. If the Parties are unable to reach a mutual agreement on the "current market value," the most recent price of actual membership sale which can be determined shall be used in the calculation of Current Market Value.

     d. Upon the sale of the entire, undivided Membership to a third party, INSYNC shall bear all transaction fees associated with the sale, to expressly include all costs and fees payable to the Country Club as a result of such sale or transfer of ownership. INSYNC shall be entitled to any deduction or other tax benefit which may be realized from the payment of such transaction fee. INSYNC and Leopard will share pro-rata in all net proceeds of the sale, including any losses or profits from the sale.

     e. Each party shall be entitled/obligated to take fifty percent (50%) of any local, state, or federal tax benefit or liability incurred or realized as a result of the profit or loss from the sale of the Membership.

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Executed on the date first written above in Milpitas, California.

/s/ Stanley Leopard                                        5/21/96
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Stanley Leopard                                        Date

/s/ Terence J. Griffin                                     5-28-96
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Terence J. Griffin, Insync Systems, Inc.               Date

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